For immediate release
                  Global Green, Inc. Announces DTC Eligibility

      Company's Patented Salmonella Vaccine in Final Stage of USDA Approval

Tallahassee, Fla - November 5, 2012 - Global Green, Inc. (OTCBB:GOGC) announced today that the Company has been granted eligibility status by the Depository Trust Corporation (DTC). DTC eligibility allows ownership of the Company's shares to be transferred electronically by the DTC, providing a safe and efficient way for buyers and sellers of securities to execute and settle transactions.

"We are pleased to have received DTC eligibility. This eligibility will allow our OTCBB listing to more effectively pursue increased exposure of the company to the investment community," commented Dr. Mehran Ghazvini, Chairman and CEO of Global Green."

On May 15, 2012, Global Green, the exclusive licensee of Salmogenics, announced that the Company received the final report on the model Efficacy Study from AHPharma, an independent food safety and animal health research firm. As part of the USDA approval process, the Study was conducted upon the Company's patented vaccine, Salmogenics, to be used to protect poultry from Salmonella bacteria. The Vaccine is unique in that it is injected directly into the egg, before the chick is hatched. The Study found that the "Salmogenics Vaccine appears to provide enough protection against all strains of Salmonella tested."

Global Green, Inc. is a green pharmaceutical company committed to identifying technology platforms and commercializing products that contain natural organisms that are not genetically modified, utilizing pharmaceutical standards. Salmogenics, the Company's flagship product, was developed by Nutritional Health Institute Laboratories, LLC, a research affiliate and majority shareholder. The vaccine is currently in the final stage of the USDA approval process. For more information, visit www.globalgreeninc.org.

Forward-Looking Statement

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with smaller reporting companies, including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
Pam Lagano
plagano@globalgreeninc.org
727.480.3082